Exhibit 99.1

Release September 2023
DZS Secures $29.7 Million in Financing
DALLAS, Texas, USA, September 13, 2023 – DZS (Nasdaq: DZSI), a global leader of access, optical and AI-driven cloud software solutions, today announced it has secured $29.7 million in loans, including a $24.5 million 3-year term loan with 29% shareholder DASAN Networks, Inc. (DNI). The 3-year $24.5 million term loan with an annual interest rate of 8% complements approximately $5.2 million of short-term loans with South Korean bank financial partners. The cash will be used to pay off DZS’ existing term debt facility and line of credit.
“As a major shareholder of DZS since 2016, we are inspired by the progress the company has made since the Board of Directors appointed Charlie Vogt as President and CEO of DZS in August 2020,” said Mr. Min Woo Nam, CEO of DNI. “The company’s commitment to innovation spanning fixed and mobile networks has generated exciting interest around the world. DNI is encouraged with the company’s future prospects and remains committed to support DZS. DNI expects DZS to convert many of the active trials across North America and EMEA to new customer logo wins in 2023 and 2024 as well as implementing a disciplined focus on net operating income and free cashflow.”
“The new financing from DNI will ease our financial covenants, lower our interest cost basis and, together with the additional short-term loans secured or in final process, will fully pay off our existing loans,” said Charlie Vogt, President and CEO. “Additionally, we plan to put a new ABL debt facility in place to fuel our growth as we enter 2024. The past three years have been transformational as we continue to execute a bold vision and strategy designed to disrupt the status quo within the broadband access and AI-driven cloud software market. Our mission has been laser focused on differentiated innovation and expanding our footprint in North America, EMEA and India. With technology advancements, the integration of two software acquisitions and IT systems, as well as the outsourcing of two legacy manufacturing facilities complete, we expect to lower our quarterly operating spend by nearly $10 million by the first quarter of 2024 compared with the first quarter of 2023, specifically, $24 million in Q1 2024 versus $34 million in Q1 2023.”

Mr. Vogt continued, “we recently attended Fiber Connect, one of North America’s largest broadband conferences, where we showcased our new ‘Build America, Buy America’ (BABA)- FiberWay turnkey fiber broadband solution. FiberWay is comprised of our next generation access and optical edge systems and complemented by our AI-driven cloud software platform. Customer and prospective customer engagement meetings at this year’s Fiber Connect represented a 50% increase compared with our 2022 Fiber Connect conference.”
DZS has been manufacturing broadband access solutions in the United States for the past two decades. The proposed ‘Buy America’ waiver for the Broadband Equity, Access and Deployment (BEAD) program announced on August 22, 2023 has clarified the guidelines for vendors to participate in the $42.5 billion Federal financial assistance program for broadband infrastructure. Assuming the current Limited General Applicability Nonavailability Waiver of the Buy America Domestic Content Procurement Preference as Applied to Recipients of BEAD Program stands as proposed, DZS is among a short list of technology suppliers meeting the requirements for Optical Line Terminals (OLTs), OLT Line Cards and Optical Network Terminals (ONTs).
Communications service providers can purchase these products consisting of the environmentally hardened Velocity fiber access systems and a wide variety of Helix ONTs directly from DZS or its reseller channel partners today and be compliant with proposed BABA funding guidelines. The new award-winning Saber 4400 coherent optical edge platform, designed for last mile aggregation and middle mile transport is also being manufactured in the United States. Service providers can easily combine these solutions and complement them with the DZS industry-leading AI-driven Cloud software solutions in FiberWay packages optimized for rapid deployment in unserved or underserved communities.
To learn more about DZS, visit https://www.dzsi.com
About DZS
DZS Inc. (Nasdaq: DZSI) is a global leader of access, optical and AI-driven cloud-controlled software defined solutions.
DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings.  In addition, additional or unforeseen affects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. DZS undertakes no obligation to update or revise any forward-looking statements for any reason.
For further information see: www.DZSi.com.
DZS on Twitter: https://twitter.com/dzs_innovation
DZS on LinkedIn: https://www.linkedin.com/company/DZSi/
Press Inquiries:
Kenny Vesey, Thatcher+Co.
Phone: +1.973.518.3644
Email: kvesey@thatcherandco.com

Investor Inquiries:
Ted Moreau, Vice President, Investor Relations
Email: IR@dzsi.com

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